Exhibit 99.1

Longeveron Inc. Provides Corporate Update and Reports First Quarter 2023 Financial Results

-- New long-term survival data disclosed from ELPIS I trial of Lomecel-BTM for Hypoplastic Left Heart Syndrome; Data reinforce potential mortality benefit --

-- First patient dosed in Phase 2 clinical trial of Lomecel-BTM for Aging-Related Frailty in Japan --

-- Conference call scheduled for 8:30 a.m. ET today --

Miami, Florida – May 12, 2023— Longeveron Inc. (NASDAQ: LGVN) (“Longeveron” or the “Company”), a clinical stage biotechnology company developing regenerative medicines for unmet medical needs, today provided a business update and reported its financial results for the first quarter ended March 31, 2023.

“In 2023, we have continued to make steady progress advancing Lomecel-BTM, our lead investigational product, across three clinical programs,” said Wa’el Hashad, Chief Executive Officer. “Since joining the Company in March, I am very excited about the progress of Lomecel-BTM in HLHS, a rare and life-threatening congenital heart disease. Earlier this week, we provided long-term follow-up data from our ELPIS I trial of Lomecel-BTM for infants with HLHS, which showed a 100% survival rate up to 5 years. Also notably, the first patient was treated with Lomecel-BTM in our Phase 2 clinical trial in patients with Aging-Related Frailty in Japan. We plan to continue to execute on key milestones across our three clinical programs, and from our Phase 2a CLEAR MIND trial for Alzheimer’s Disease, we expect to announce topline results by the end of this year.”

First Quarter Business Updates:

Lomecel-BTM for Hypoplastic Left Heart Syndrome (HLHS):

●	Earlier this week, Longeveron announced new long-term follow-up data from the ELPIS I trial of Lomecel-BTM for patients with HLHS. Data showed 100% survival rate at up to five years after receiving Lomecel-BTM compared to 20% mortality at five years observed in historical controlled trial.

●	Longeveron has fully activated all seven clinical sites and expects to add one more site. The Company continues to enroll patients in its ELPIS II trial, a 38-patient, randomized (1:1) blinded, controlled Phase 2a clinical trial intended to evaluate the safety and efficacy of intramyocardial injection of Lomecel-BTM in infants with HLHS who are undergoing Stage II reconstructive cardiac surgery.

●	Lomecel-BTM for HLHS has previously received Fast Track, Rare Pediatric Disease, and Orphan Drug Designations from the U.S. Food and Drug Administration (FDA).

Lomecel-BTM for Aging-Related Frailty:

●	Longeveron has dosed the first patient in its Phase 2 study evaluating Lomecel-BTM in patients with Aging-Related Frailty in Japan. The Phase 2 clinical trial is a 3-arm, parallel design, randomized (1:1:1), placebo-controlled, double-blind infusion study of two different dose levels of Lomecel-BTM. The trial is expected to enroll 45 patients and has a primary objective of evaluating safety of Lomecel-BTM as a treatment for Aging-Related Frailty. The Phase 2 trial is being conducted in partnership with the National Center for Geriatrics & Gerontology (NCGG; Nagoya) and Juntendo University Hospital (Tokyo).

Lomecel-BTM for Alzheimer’s Disease:

●	In November 2022, Longeveron announced it had completed enrollment in its Phase 2a trial of Lomecel-BTM for the treatment of Alzheimer’s disease (AD). The Phase 2a trial, called the CLEAR MIND trial, is a 48 patient, 4-arm, parallel design, randomized (1:1:1:1) clinical trial of Lomecel-BTM and is intended to evaluate the safety of a single and multiple infusion of two different dose levels compared to placebo in patients with mild AD. The primary endpoint is safety as measured by the occurrence of serious adverse events (SAEs) within the first 30 days after administration of Lomecel-BTM. The secondary and exploratory endpoints include brain volumetry by magnetic resonance imaging (MRI), biomarkers relevant to inflammation and endothelial/vascular systems, and measures of cognitive function.

●	The Company expects to share topline results from CLEAR MIND by the end of 2023.

Corporate Updates

●	K. Chris Min, M.D., Ph.D., recently resigned from his role as Chief Medical Officer effective March 31, 2023, to pursue other opportunities. To ensure a smooth transition, he is continuing to serve in an advisory role as Acting Chief Medical Officer. The Company is undertaking an external search for a replacement for Dr. Min.

●	James Clavijo, the Company’s Chief Financial Officer, has notified the Company of his intent to resign. He will remain in his role until June 9, 2023. The Company has commenced an external search for a replacement for Mr. Clavijo.

Financial Results for First Quarter Ended March 31, 2023

Revenue: Revenue for the first quarters of 2023 and 2022 was $0.3 million and $0.4 million, respectively. Revenue consisted of:

●	Clinical trial revenue, which comes from our Bahamas Registry Trial, for the three months ended March 31, 2023, and 2022 was $0.2 million and $0.3 million, respectively, representing a 23% decline, despite demand increasing in the first quarter of 2023 versus first quarter 2022. The Company experienced some discounts and one-time price adjustments that reduced overall revenue in the first quarter of 2023 for the Bahamas Registry Trial.

●	Grant revenue for each of the three months ended March 31, 2023, and 2022 was $0.1 million.

R&D Expenses: Research and development expenses in the first quarter 2023 were $2.8 million compared to $1.4 million for the same period in 2022. The increase of $1.4 million, or 94%, was primarily due to an increase of $1.1 million in research and development expenses that were not reimbursable by grants. Equity-based compensation allocated to research and development expenses increased to $0.3 million for the three months ended March 31, 2023, from $0.1 million for the same period in 2022.

G&A Expenses: General and administrative expenses in the first quarter 2023 were $1.9 million compared to $2.0 million for the same period in 2022. The decrease of approximately $0.1 million, or 5%, was primarily related to a decrease in equity-based compensation expenses allocated to general and administrative expenses.

Net Loss: Net loss was $4.6 million in the first quarter 2023 compared to $3.5 million for the same period in 2022.

Per Share: Net loss per share was $0.22 in the first quarter 2023 compared to $0.17 for the same period in 2022.

Cash and marketable securities: Cash and marketable securities was $13.7 million and $19.6 million as of March 31, 2023, and December 31, 2022, respectively.

Certain reclassifications have been made to prior year financial statements to conform to classifications used in the current year. These reclassifications had no impact on net loss, shareholders’ equity or cash flows as previously reported.

Financial Outlook

Based on the Company’s current operating plan and financial resources, we believe that our existing cash and marketable securities will be sufficient to cover expenses and capital requirements into the second quarter of 2024.

Conference Call and Webcast

Management will host a conference call today at 8:30 a.m. ET to discuss the Company’s first quarter 2023 financial results and provide a business update.

Dial-in Number

U.S. Dial-in Number: 833-470-1428

Canada Dial-in Number: 833-950-0062

All Other Locations Dial-in Number: 929-526-1599

Access code: 138185

U.S. Replay Dial-in Number: 866-813-9403

All Other Locations Dial-in Number: 44-204-525-0658

Conference ID: 852475

An audio webcast of the call may also be accessed from the ‘Investors’ page of the Longeveron website at www.longeveron.com. A replay of the call will be available on the Longeveron website shortly after completion of the call.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing regenerative medicines to address unmet medical needs. The Company’s lead investigational product is Lomecel-B™, an allogeneic medicinal signaling cell (MSC) therapy product isolated from the bone marrow of young, healthy adult donors. Lomecel-B™ has multiple mechanisms of action encompassing pro-vascular, pro-regenerative, anti-inflammatory, and tissue repair and healing effects with broad potential applications across a spectrum of disease areas. Longeveron is currently advancing Lomecel-B™ through clinical trials in three indications: hypoplastic left heart syndrome (HLHS), Alzheimer’s Disease, and Aging-Related Frailty. Additional information about the Company is available at www.longeveron.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s current expectations, assumptions, and estimates of future operations, performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements in this release include, but are not limited to, statements about the ability of Longeveron’s clinical trials to demonstrate safety and efficacy of the Company’s product candidates, and other positive results; the timing and focus of the Company’s ongoing and future preclinical studies and clinical trials and the reporting of data from those studies and trials; the size of the market opportunity for the Company’s product candidates, including its estimates of the number of patients who suffer from the diseases being targeted; the success of competing therapies that are or may become available; the beneficial characteristics, safety, efficacy and therapeutic effects of the Company’s product candidates; the Company’s ability to obtain and maintain regulatory approval of its product candidates in the U.S., Japan and other jurisdictions; the Company’s plans relating to the further development of its product candidates, including additional disease states or indications it may pursue; the Company’s plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and its ability to avoid infringing the intellectual property rights of others; the need to hire additional personnel and the Company’s ability to attract and retain such personnel; the Company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; the Company’s need to raise additional capital, and the difficulties it may face in obtaining access to capital, and the dilutive impact it may have on its investors; the Company’s financial performance, and the period over which it estimates its existing cash and cash equivalents will be sufficient to fund its future operating expenses and capital expenditure requirements. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the Securities and Exchange Commission, including Longeveron’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 14, 2023. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Stern IR, Inc.

212-698-8700

longeveron@sternir.com

Source: Longeveron Inc

Longeveron Inc.

Selected Balance Sheet Data

(in thousands)

	March 31, 2023 (unaudited)	December 31, 2022

Cash	$4,984	$10,503
Marketable securities	8,693	9,155
Property and equipment	2,810	2,949
Intangible assets	2,425	2,409
Other assets	2,896	2,397
Total assets	$21,808	$27,413
Total liabilities	5,490	6,910
Total stockholders’ equity	16,318	20,503
Total liabilities and stockholders’ equity	$21,808	$27,413

Longeveron Inc.

Condensed Statements of Operations

(Unaudited) (In thousands, except per share data)

	Three months ended March 31,
	2023	2022
Revenues
Grant revenue	$41	$60
Clinical trial revenue	238	310
Total revenues	279	370
Cost of revenues	203	205
Gross profit	76	165

Operating expenses
General and administrative	1,855	1,980
Research and development	2,780	1,292
Selling and marketing	157	287
Total operating expenses	4,792	3,559
Loss from operations	(4,716)	(3,394)
Other income (expense)
Other income (expense), net	69	(116)
Total other income and (expense), net	69	(116)
Net loss	$(4,647)	$(3,510)
Basic and diluted net loss per share	$(0.22)	$(0.17)
Basic and diluted weighted average common shares outstanding	21,033,610	20,911,203

See accompanying notes to unaudited condensed financial statements.

Source: Longeveron Inc.

Source: LGVN